Exhibit 10.1

FORM OF

ASSET PURCHASE AGREEMENT

among

AS KEVELT,

OJSC PHARMSYNTHEZ

and

XENETIC BIOSCIENCES, INC.

and

LIPOXEN TECHNOLOGIES, LTD.

dated as of

NOVEMBER 13, 2015

1

2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 13, 2015, is entered into among AS KEVELT, an Estonian company (“Seller”), OJSC PHARMSYNTHEZ, a Russian pharmaceutical company and parent of Seller (“Parent”), and XENETIC BIOSCIENCES, INC., a Nevada corporation (“Xenetic”) and LIPOXEN TECHNOLOGIES, LTD., a U.K. corporation (“Lipoxen” each of Xenetic and Lipoxen are hereinafter sometimes individually referred to as a “Buyer” and collectively referred to as “Buyers”).

RECITALS

WHEREAS, Seller holds certain intellectual property rights with respect to the immunomodulator product Virexxa® (Oxodihydroacridinylacetate sodium), as more fully set forth on Exhibit A hereto (“Virexxa”);

WHEREAS, Seller uses the Purchased Assets (as defined below) to develop Virexxa for, among other indications, the treatment of certain cancers, and use in connection with immune modulation or interferon, and the Buyer shall have the right to develop, market and license Virexxa for any Permitted Uses (as defined below); and

WHEREAS, Seller wishes to sell and assign to Buyers, and Buyers wish to purchase and assume from Seller, all of the Purchased Assets, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“1934 Act Reports” means those Annual Reports (on Form 10-K), Quarterly Reports (on Form 10-Q) and Current Reports (on Form 8-K) filed by Xenetic pursuant to its obligations as a reporting company under the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Convertible Note” means that certain convertible note or notes in the form attached hereto as Exhibit B, which shall be secured by the Purchased Assets, and which shall be payable in instalments according to the payment schedule set forth as an exhibit to the Securities Purchase Agreement Amendment.

3

“Additional Loan Amount” has the meaning set forth in Section 6.13(a).

“Additional Purchase Amount” means (i) in the event of a Capital Raise, such number of shares of Xenetic’s common stock calculated as follows: X = (Y-Z)/W; where X is the number of shares of Xenetic’s common stock to be purchased; Y is $10 million; Z is the Additional Loan Amount; and W is the Additional Purchase Price Per Share of Xenetic’s common stock or (ii) in the event of a loan in lieu of a Capital Raise, an aggregate principal amount equal to $10 million minus the sum of the Additional Loan Amount and the amount of the Further Loan.

“Additional Purchase Price Per Share” means the offering price per share of Xenetic’s common stock in the Capital Raise.

“Additional Warrant” means that certain warrant or warrants to purchase up to 11,666,667 shares of Xenetic common stock, in the form attached hereto as Exhibit C.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, SynBio and FDS Pharma ASS are Affiliates of Sellers for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” shall mean those contracts related to Virexxa set forth on Schedule 2.01 and which are being specifically assigned by Seller to Buyers at Closing.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” means all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property and the Intellectual Property Licenses.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Nevada, Estonia or Russia are authorized or required by Law to be closed for business.

“Buyer” and “Buyers” have the meanings set forth in the preamble.

4

“Buyer Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising of Buyers and, pursuant to the Laws of any jurisdiction throughout the world that was invented, created, existing, filed, prosecuted and/or issued to Buyers in any country, including any: (a) trademarks, service marks, trade names, brand names, pre-clinical and clinical product names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and all patent applications filed or in process and all data and research associated therewith; (f) all investigational new drug applications (and work in preparation for submission of the same), dossiers, files and data related to product candidates under development by the Buyers, and (g) all studies (clinical and otherwise) and all applications for approval for sale in any country of any product candidate.

“Buyers’ Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyers’ Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyers’ Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Insurance Policies” has the meaning set forth in Section 5.10.

“Capital Raise” means the closing of a public and/or private offering of at least $15 million of Xenetic’s common stock pursuant to the Securities Act.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CRO Contracts” means those Contracts with contract research organizations set forth on Section 2.02(c) of the Disclosure Schedules.

5

“Current Convertible Note” means that certain convertible note attached hereto as Exhibit D.

“Current Warrant” means that certain warrant to purchase shares of Xenetic common stock attached hereto as Exhibit E.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyers concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, license, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, clean-up, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

6

“Environmental Notice” means any written directive, request for information, notice of violation or infraction, or other notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability pursuant to any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Uses” shall mean the use of Virexxa in the Retained Territory for those indications set forth on Exhibit K.

“Further Loan” has the meaning set forth in Section 6.12.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Genkin/Surkov IP Assignment” means that certain Intellectual Property Assignment by and among Dimitry Genkin and Kirill Surkov on the one hand and Buyers on the other hand, in the form attached hereto as Exhibit J.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hormone Resistant Provisional Patent Application” means the USPTO provisional patent application #62076546 entitled “Method for Treatment of Primary Hormone Resistant Endometrial and Breast Cancers” and International Patent Application No. PCT/EP2015/075990 and all patents, divisions, reissues, continuations, continuations-in-part, and any extensions thereof and rights of priority therein, including the right to sue for past infringement and to any such recovery.

“Indemnified Party” has the meaning set forth in Section 8.05.

7

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Initial Funding Tranche” has the meaning set forth in Section 6.13.

“Insurance Policies” has the meaning set forth in Section 4.08.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising of Seller and its Affiliates, pursuant to the Laws of any jurisdiction throughout the world that was invented, created, existing, filed, prosecuted and/or issued to Seller in any country with respect to Virexxa or directly or indirectly related to Virexxa, with respect to all Permitted Uses, including any: (a) trademarks, service marks, trade names, brand names, pre-clinical and clinical product names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and all patent applications filed or in process and all data and research associated therewith; (f) all investigational new drug applications (and work in preparation for submission of the same), dossiers, files and data related to Virexxa for any Permitted Use, and (g) all studies (clinical and otherwise) and all applications for approval for sale in any country of Virexxa for any Permitted Use.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Purchased Assets.

“Intellectual Property Registrations” means all Purchased Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, service marks, and copyrights, issued and reissued patents, Supplementary Protection Certificate or the like, and pending applications for any of the foregoing.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of Dmitry Genkin, Peter Kruglyakov, Allan Ahtloo, Anna Gavrilovic, Srdjan Gavrilovic, Sergei Avtushenko, Kirill Surkov, Konstantin Zakharov, Laura Douglass and Michelle Welborn.

8

“Knowledge of Buyers or Buyers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Scott Maguire.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or un-asserted, known or unknown, absolute or contingent, accrued or un-accrued, matured or un-matured or otherwise.

“Losses” means foreseeable and reasonable losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include diminution in value, incidental, consequential or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Management Warrants” means those certain warrants to purchase shares of Xenetic’s common stock to be issued to members of Seller’s management, in the form attached hereto as Exhibit F.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the Purchased Assets or contemplated use thereof by Buyers or their designees, in the case of the Seller or (ii) the business, prospects, management, financial position, stockholders’ equity or results of operations of Xenetic and its subsidiaries, taken as one entity, in the case of the Buyers.

“Material Contracts” has the meaning set forth in Section 4.04(a).

“Material Suppliers” has the meaning set forth in Section 4.07.

“Outside Date” shall be the date that is the later of April 30, 2016 or 180 days following the date of full execution and delivery of this Agreement.

“Parent” has the meaning set forth in the preamble.

“Parent New Shares” shall have the meaning set forth in Section 2.05(a)

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities

“Permitted Encumbrances” has the meaning set forth in Section 4.05(a).

“Permitted Uses” shall mean the use of Virexxa and the Intellectual Property for the treatment of all diseases and conditions other than the Excluded Uses. Permitted Uses shall include but not be limited to the treatment of cancer indications and the use of the Intellectual Property as an immune modulator or in association with interferon.

9

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing CRO Contracts Expenses” has the meaning set forth in Section 2.08(b).

“Pre-Closing Retained Virexxa Contracts Expenses” has the meaning set forth in Section 2.08(c).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” means all Intellectual Property and other assets of Seller being purchased from Seller hereunder that are set forth in Section 2.01 of the Disclosure Schedules.

“Readout” shall mean with respect to the Phase II clinical trial for Virexxa, the audited clinical data for a patient in the Phase II clinical trial.

“Registration Rights Agreement Amendment” shall mean an amendment to that certain Registration Rights Agreement, dated July 1, 2015, by and between Buyer and Seller in the form attached hereto as an exhibit to this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business that involves researching, developing, manufacturing, distributing, offering for sale, selling, importing, exporting or supplying Virexxa (also known as Oxodihydroacridinylacetate sodium (and further known as sodium cidanimod, Neovir, Camedon and Primavir)) for any Permitted Use, or any other molecule, compound or substance that has a structural similarity to the same or which functions in a similar manner when used for the treatment of cancer.

“Restricted Period” has the meaning set forth in Section 6.06(a).

“Retained Territory” shall mean Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, the Russian Federation, Tajikistan, Turkmenistan, Uzbekistan, Ukraine and Mongolia.

“Retained Virexxa Contracts” shall mean those contracts related to Virexxa for any Permitted Use to which Seller or one of its Affiliates is a party and which are not being assigned to Buyers pursuant to this Agreement, and which are listed on Section 2.02(c) of the Disclosure Schedules.

“Revised Current Convertible Note” has the meaning set forth in Section 2.05(a).

“Revised Current Warrant” has the meaning set forth in Section 2.05(a).

10

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Security Agreements” means a Security Agreement and Intellectual Property Security Agreement covering the pledge of the Purchased Assets by Buyers in favor of Seller as security for the Additional Convertible Note.

“Securities Purchase Agreement Amendment” shall mean an amendment to that certain Securities Purchase Agreement, dated June 9, 2015, by and between Buyer and Seller in the form attached hereto as an exhibit to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b)

“Seller Closing Certificate” has the meaning set forth in Section 7.02(g).

“Seller Indemnitees” has the meaning set forth in Section 8.03

“Stock Condition” shall mean the effective amendment to Xenetic’s Articles of Incorporation prior to the Closing Date to authorize the issuance of up to 1.5 billion shares of its common stock (before giving effect to forward or reverse splits following the date of this Agreement) and to effect a not less than 1:10 reverse stock split.

“Subsidiary Guarantee Amendment” shall mean an amendment to the Subsidiary Guarantee dated July 1, 2015, by and between Buyer and Seller in the form attached hereto as an exhibit to this Agreement.

“SynBio” shall mean SynBio Limited Liability Company, a legal entity, organized and existing under the laws of the Russian Federation, located at: 119333, Russian Federation, Moscow, Leninsky Avenue, 55/1, bld. 2.

“SynBio Amendment” shall mean the amendments to the loan agreements between SynBio and Xenetic Biosciences LLC, UK (formerly Lipoxen PLC, UK), dated May 10, 2011 and October 24, 2011.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States, Europe and Asia.

11

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Transition Services and Resupply Agreement, the Additional Convertible Note, the Additional Warrant, the Revised Current Note, the Revised Current Warrant, the SynBio Amendment, the Securities Purchase Agreement Amendment, the Subsidiary Guarantee Amendment, the Security Agreements, the Registration Rights Agreement Amendment and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services and Resupply Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Virexxa” shall have the meaning set forth in the Recitals hereof.

“Virexxa Phase II Trial Cost” shall mean the cost to Xenetic and its subsidiaries as computed on the accrual method of accounting for the fees, costs and expenses associated with conducting the Phase II clinical trials for Virexxa (assuming all costs, fees and expenses are expensed in the month incurred and are not capitalized).

Article II

Purchase and Sale

Section 2.01. Purchased Assets Schedule. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyers, through one or more of Seller’s affiliates, and Buyers shall purchase from Seller, through one or more of Seller’s affiliates, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the Intellectual Property of every kind and nature which relate to, or are used or held for use in connection with, the development of Virexxa for all Permitted Uses, with the Purchased Assets as set forth in Section 2.01 of the Disclosure Schedules (collectively, the “Purchased Assets”). Buyers and Seller agree that to the extent any of the Purchased Assets include Intellectual Property Registrations that cover both Excluded Uses and Permitted Uses, such Intellectual Property Registration shall be jointly owned by Seller and Buyers, provided further that: (i) with respect to such assets, Buyer’s use of such assets shall be limited to Permitted Uses and Seller’s use of such assets shall be limited to the Excluded Uses; (ii) the parties shall cooperate with each other, including causing their employees and affiliates to provide testimony on an as needed basis with respect to any enforcement action to prosecute the rights of any of the parties (or their assigns) with respect to the jointly owned Intellectual Property or to defend any patent infringement actions with respect to the jointly owned Intellectual Property Registrations; and (iii) the obligations of the parties with respect to subparagraphs (i) and (ii) above shall survive the closing of this Agreement.

Section 2.02. Excluded Assets. All other assets of Seller not specifically set forth in Section 2.01 of the Disclosure Schedules shall remain the assets of Seller and are not being purchased by Buyer hereunder (collectively, the “Excluded Assets”), for the avoidance of doubt, Excluded Assets shall also include (but in no way be limited to):

12

(a) the assets, properties and rights specifically set forth on Section 2.02(a) of the Disclosure Schedules;

(b) the right of Seller to sell the Virexxa product for uses other than the Permitted Uses in the Retained Territory;

(c) the CRO Contracts and the Retained Virexxa Contracts set forth on Section 2.02(c) of the Disclosure Schedules; and

(d) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03. Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyers shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder accrue after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(b) those Liabilities of Seller set forth on Section 2.03(b) of the Disclosure Schedules.

Section 2.04. Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.05. Purchase Price. The aggregate consideration for the Purchased Assets shall be set forth below (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be comprised of the following:

(a) The issuance of 100,500,000 shares (the “Parent New Shares”) of newly issued common stock of Xenetic (to be adjusted for forward or reverse splits occurring after the date of this Agreement) to Parent;

(b) The Current Convertible Note shall be amended and restated in its entirety to the form attached hereto as Exhibit G (the “Revised Current Convertible Note”);

(c) The Current Warrant shall be amended and restated in its entirety to the form attached hereto as Exhibit H (the “Revised Current Warrant”)

13

(d) The maturity date of the loans to Xenetic Biosciences LLC, UK (formerly Lipoxen PLC, UK) from SynBio, dated May 10, 2011 and October 24, 2011 shall be extended to the Outside Date;

(e) Xenetic shall issue to the persons named on Exhibit L hereto, Management Warrants to purchase an aggregate of up to 5,000,000 shares of Xenetic’s common stock, at a price equal to $0.42 per share;

(f) Xenetic shall issue to Parent the Additional Convertible Note, the Security Agreements and the Additional Warrant within five (5) Business Days of the date hereof and Parent shall fully fund the Initial Funding Tranche of the Additional Convertible Note; and

(g) If the Additional Convertible Note is not repaid or converted to equity by the Outside Date, then Xenetic shall issue to Parent another warrant with the same terms as the Additional Warrant; and

(h) Any New Parent Shares issuable pursuant to Section 6.12.

Section 2.06. Allocation of Purchase Price. Seller and Buyers agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyers and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyers in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyers shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyers are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following the Closing Date, such dispute shall be resolved by the Independent Accountants. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyers. Buyers and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.07. Withholding Tax. Buyers shall be entitled to deduct and withhold from the Purchase Price all Taxes that any of Buyers may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder. Seller shall provide to Buyers such duly executed forms and affidavits as Buyers shall require to enable Buyers to determine and document the amount of withholding tax, if any, as is applicable. The Buyer does not expect to deduct an amount in excess of ten percent (10%) of the Purchase Price pursuant to this Section 2.07.

Section 2.08. Third Party Consents; CRO Contracts; Retained Virexxa Contracts.

(a) To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyers’ rights under the Purchased Asset in question so that Buyers would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Assets, shall act after the Closing as Buyers’ agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Assets, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers; provided that Seller shall not have any obligation under this Section 2.08 following the third anniversary of the Closing, and in no event shall the Seller be obligated to expend more than $25,000 annually pursuant to its obligations under this Section 2.08. Notwithstanding any provision in this Section 2.08 to the contrary, Buyers shall not be deemed to have waived their rights under Section 7.02(d) hereof unless and until Buyers either provide written waivers thereof or elect to proceed to consummate the transactions contemplated by this Agreement at Closing.

14

(b) With respect to the CRO Contracts, such contracts shall remain in the name of Seller or its Affiliates as applicable as parties and Buyers shall not assume such contracts, provided that: (i) to the extent that the following does not impair or damage the Purchased Assets, Seller shall cease performing any activities under each CRO Contract and shall request that the counterparties thereto cease performing any activities thereunder and shall terminate each CRO Contract promptly upon the request of Buyer (if not already terminated); (ii) Seller shall not interfere with, nor otherwise prevent in any way, Buyer entering into a new Contract with the counterparties thereof; and (iii) Seller shall deliver or cause its Affiliates to deliver promptly to Buyers copies of all correspondence received by Seller or its Affiliates from any counterparty or delivered by Seller or any of its Affiliates to any counterparty (in each instance translated into English if not in English) with respect to any of the CRO Contracts to the extent such correspondence relates in any way to any of the Purchased Assets. In the event Seller or any of its Affiliates fails to pay within five days when due any amounts owing under any CRO Contract (“Pre-Closing CRO Contracts Expenses”), Buyers may pay such amounts and then offset such payments against amounts due under the Additional Convertible Note (which, for the avoidance of doubt, shall not constitute a breach of the “Use of Proceeds” requirements set forth in Section 4.9 of the Securities Purchase Agreement).

(c) With respect to the Retained Virexxa Contracts set forth on Section 2.02(c) of the Disclosure Schedules, such contracts shall remain in the name of Seller or its Affiliates as applicable as parties and Buyers shall not assume such contracts, provided that: (i) to the extent that the following does not impair or damage the Purchased Assets, Seller shall cease performing any activities under each Retained Virexxa Contract and shall request that the counterparties thereto cease performing any activities thereunder and shall terminate each Retained Virexxa Contract promptly upon the request of Buyer (if not already terminated); (ii) Seller shall not interfere with, nor otherwise prevent in any way, Buyer entering into a new Contract with the counterparties thereof; and (iii) Seller shall deliver or cause its Affiliates to deliver promptly to Buyers copies of all correspondence received by Seller or its Affiliates from any counterparty or delivered by Seller or any of its Affiliates to any counterparty (in each instance translated into English if not in English) with respect to any of the Retained Virexxa Contracts to the extent such correspondence relates in any way to any of the Purchased Assets. In the event Seller or any of its Affiliates fails to pay within five days when due any amounts owing under any Retained Virexxa Contract (“Pre-Closing Retained Virexxa Contracts Expenses”), Buyers may pay such amounts and then offset such payments against amounts due and owing under the Additional Convertible Note (which, for the avoidance of doubt, shall not constitute a breach of the “Use of Proceeds” requirements set forth in Section 4.9 of the Securities Purchase Agreement).

15

Section 2.09. Intermediate Transfers. The parties acknowledge that the transfer of the Purchased Assets will be effected through one or more of the Seller’s Affiliates. The Purchased Assets will be transferred from the Seller to LifeBio Laboratories LLC, and then to Parent, who will transfer the Purchased Assets to Buyers, provided that none of such transfers shall be made in a manner in which the obligations of Seller to Buyers hereunder are lessened as a result of such transfers or where the Purchased Assets being transferred are further encumbered in such process.

Section 2.10 Assignment of Hormone Resistant Provisional Patent Applications. Simultaneous with the funding of the execution of this Agreement, Seller shall cause Dimitry Genkin and Kirill Surkhov (the “Inventors”) to assign the Hormone Resistant Provisional Patent Application and International Patent Application No. PCT/EP2015/075990 and all patents, divisions, reissues, continuations, continuations-in-part, and any extensions thereof and rights of priority therein, including the right to sue for past infringement and to any such recovery, to Lipoxen in consideration for the issuance of 5,500,000 shares of Xenetic Common Stock to each of them (11,000,000 shares in the aggregate—the “Inventors’ Shares”). The assignment shall be made in accordance with the form of Genkin/Surkhov IP Assignment attached hereto as Exhibit J. Seller further agrees, at its sole cost and expense to fund the costs and fees necessary to convert the Hormone Resistant Provisional Patent Application to a full patent application in favor of Lipoxen.

Article III

Closing

Section 3.01. Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via email exchange of signature pages on the Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Xenetic may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02. Closing Deliverables.

(a) At the Closing, Seller and/or Parent (as applicable) shall deliver to Buyers the following:

16

(i) a bill of sale in form and substance reasonably satisfactory to Buyers and Seller (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Lipoxen or its designee;

(ii) an assignment and assumption agreement in form and substance reasonably satisfactory to Buyers and Seller (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Lipoxen of the Purchased Assets and the Assumed Liabilities;

(iii) assignments in form and substance reasonably satisfactory to Buyers and Seller (the “Intellectual Property Assignments”) and duly executed by Seller or Parent or their Affiliates (as applicable), transferring all of such party’s right, title and interest in and to the Purchased Assets and the Intellectual Property Licenses to Lipoxen or its designee, together with the originals of all Contracts, Environmental Permits and documentation associated with the Purchased Assets. For clarity, Purchased Assets that constitute Intellectual Property shall be transferred from Parent (or an Affiliate) to Lipoxen, while any other Purchased Assets shall be transferred directly from Seller to Lipoxen.

(iv) the Transition Services and Resupply Agreement in form and substance satisfactory to Buyers (the “Transition Services and Resupply Agreement”) and duly executed by Seller and Parent, which will provide for, among other things, Parent and Seller’s continued supply of the Virexxa molecule (and any related active pharmaceutical ingredients associated with production of Virexxa) to Lipoxen and its designees on a cost to manufacture plus 20% basis, and subject to Buyers’ right to inspect all books and records of Seller and its Affiliates to verify proper pricing of the molecule;

(v) proof of insurance in place to cover claims from patients in clinical trials or under recruitment programs with respect to Virexxa naming Seller or one of its Affiliates as an insured and naming each of Buyers as additional insureds at the Closing;

(vi) the Seller Closing Certificate;

(vii) the certificates of the CEO or Board member of Seller required by Section 7.02(h) and Section 7.02(i);

(viii) the Revised Current Convertible Note and the Revised Current Warrant duly executed by Parent and Xenetic;

(ix) the Securities Purchase Agreement Amendment and Registration Rights Agreement Amendment;

(x) the Genkin/Surkov IP Assignment duly executed by Dimitry Genkin and Kirill Surkov;

(xi) the SynBio Amendment duly executed by SynBio and Sellers; and

17

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to this Agreement.

(b) At the Closing, Buyers shall deliver to Seller and/or Parent (as applicable) the following:

(i) the Assignment and Assumption Agreement duly executed by Lipoxen or its designee;

(ii) the Buyers Closing Certificate;

(iii) proof that the Stock Condition has been satisfied;

(iv) the SynBio Amendment duly executed by Xenetic;

(v) the certificates of the Secretary or Assistant Secretaries of Buyers required by Section 7.03(g) and Section 7.03(h);

(vi) the Securities Purchase Agreement Amendment and Registration Rights Agreement Amendment;

(vii) the Revised Current Convertible Note and the Revised Current Warrant; and

(viii) the Genkin/Surkov IP Assignment duly executed by Buyers.

Article IV

Representations and warranties of seller

Except as set forth in the correspondingly numbered section of the Disclosure Schedules, each of Seller and Parent jointly and severally represents and warrants to Buyers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Estonia. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Russia. Seller has full corporate power and authority to own or operate the Purchased Assets. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets makes such licensing or qualification necessary.

Section 4.02. Authority of Seller. Each of Seller and Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller or Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and Parent of this Agreement and any other Transaction Document to which Seller or Parent is a party, the performance by Seller or Parent of its obligations hereunder and thereunder and the consummation by Seller or Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Parent. This Agreement has been duly executed and delivered by Seller and Parent, and this Agreement constitutes a legal, valid and binding obligation of each of Seller and Parent enforceable against each of Seller and Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. When each other Transaction Document to which Seller or Parent is or will be a party has been duly executed and delivered by Seller and Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller and Parent (as applicable) enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

18

Section 4.03. No Conflicts; Consents. The execution, delivery and performance by each of Seller and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent or Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, Parent or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit included in the Purchased Assets or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, except, in the case of (b), (c) and (d), as could not reasonably be expected to result in a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04. Material Contracts.

(a) Section 4.04(a) of the Disclosure Schedules lists each Contract of Seller or Parent (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller or Parent is a party, or by which it is bound, in connection with the Purchased Assets (such Contracts, together with all Contracts relating to Purchased Assets set forth in Section 4.06(c) and Section 4.06(e) of the Disclosure Schedules, being “Material Contracts”).

(b) Each Material Contract is valid and binding on Seller or Parent (as applicable) in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. True and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyers. To Seller’s Knowledge, there are no material disputes pending or threatened under any Contract included in the Purchased Assets.

19

Section 4.05. Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.05 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Purchased Assets; or

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Purchased Assets.

Section 4.06. Intellectual Property.

(a) Section 4.06(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Purchased Assets that are not registered but that are material to the contemplated development of Virexxa for all Permitted Uses worldwide, subject to the rights of Seller to exploit the Excluded Uses in the Retained Territory. Except as could not reasonably be expected to result in a Material Adverse Effect, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyers with true and complete copies of file histories, documents, certificates, office actions, correspondence, dockets and other materials related to all Intellectual Property Registrations.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, seller owns, exclusively all right, title and interest in and to the Purchased Assets, free and clear of Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor or any other Person who in any manner has a claim of inventorship or ownership of any of the Purchased Assets, whereby such employees, independent contractors or Persons (i) assign to Seller any ownership interest and right they may have in the Purchased Assets; (ii) acknowledge Seller’s exclusive ownership of all Purchased Assets; and (iii) agree to cooperate with Seller and its assigns in connection with any lawsuit or administrative proceeding related to the enforcement or defense of the Intellectual Property and related to obtaining patent and other protection associated with the Intellectual Property. Seller has provided Buyers with true and complete copies of all such agreements. Seller is in full compliance with all legal requirements applicable to the Purchased Assets and Seller’s ownership and use thereof.

20

(c) Section 4.06(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Seller has made available to Buyers with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d) To the best of Seller’s Knowledge, the Intellectual Property does not infringe upon, violate or misappropriate the intellectual property rights of any person or entity. Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation of Intellectual Property of any person, and none of the Purchased Assets are subject to any outstanding Lien and/or Governmental Order.

(e) Section 4.06(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Purchased Assets or Intellectual Property Licenses. Seller has provided Buyers with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and, to the Seller’s Knowledge, such other parties are in full compliance with the terms and conditions of such agreements.

(f) Section 4.06(f) of the Disclosure Schedules sets forth: (i) a list of all patent law firms and any attorneys at such law firms involved in the preparation, prosecution and maintenance of any patent whose rights are provided to Xenetic pursuant to this Agreement; (ii) a list of all patents, pending or issued, that are owned, controlled, or licensed by either Seller that contain one or more claims that covers Virexxa for a Permitted Use.

Section 4.07. Suppliers and Inventory. Section 4.07 of the Disclosure Schedules sets forth with respect to the Purchased Assets: (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent completed fiscal years (collectively, the “Material Suppliers”); and (ii) a list of the goods and services purchased from such supplier. Seller has not received any notice, and has no Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to Seller.

All Virexxa inventory (including the location thereof) is set forth in Section 4.07 of the Disclosure Schedules, is free and clear of all Encumbrances, and consists of a quality and quantity usable and testable for the purposes for which such inventory was produced, including but not limited to use in research, development, clinical trials and as otherwise used by Seller in the past.

21

Section 4.08. Insurance. Section 4.08 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of liability, product liability, umbrella liability and medical liability insurance (including by not limited to coverage for patients in clinical trials or under recruitment programs which may assert claims against Seller, its Affiliates or assigns) maintained by Seller or its Affiliates and relating to the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2014. There are no claims related to the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor, to Seller’s Knowledge, any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. None of Seller or, to the Seller’s Knowledge, any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyers.

Section 4.09. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.09(a) of the Disclosure Schedules, as of the date hereof there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any of its Affiliates: (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; (b) seeking damages for personal injury related to usage of Virexxa; or (c) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.09(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets.

Section 4.10. Compliance With Laws; Permits.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, each of Seller and Parent has complied during the last three years, and is now complying, with all Laws applicable to the ownership and use of the Purchased Assets.

(b) All material Permits required for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. Except as could not reasonably be expected to result in a Material Adverse Effect, all fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.10(b) of the Disclosure Schedules lists all current material Permits issued to Seller which are related to the conduct of the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To the Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.10(b) of the Disclosure Schedules.

22

Section 4.11. Environmental Matters.

(a) The operations of Seller with respect to the Purchased Assets are currently and have been during the last five years in compliance with all applicable Environmental Laws. Seller has not received from any Person, with respect to the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) To Seller’s Knowledge, there does not exist any Environmental condition, event or circumstance that might prevent or impede the contemplated use by Buyers of the Purchased Assets or preclude the transfer of any of the Purchased Assets.

(c) To the Seller’s Knowledge, there has been no Release of Hazardous Materials giving rise to potential liability pursuant to or in contravention of any applicable Environmental Law with respect to the Purchased Assets, and Seller has not received any Environmental Notice that could adversely impact the contemplated use by the Buyers of the Purchased Assets related to any Hazardous Materials or applicable Environmental Law.

(d) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under any applicable Environmental Law.

(e) To the Seller’s Knowledge, there is not any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, performance or use of the Purchased Assets as currently carried out.

Section 4.12. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or Parent.

23

Article V

Representations and warranties of buyers

Buyers represent and warrant to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01. Organization of Buyer. Xenetic is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Lipoxen is a corporation duly organized, validly existing and in good standing under the Laws of the United Kingdom.

Section 5.02. Authority of Buyer. Subject to meeting the Stock Condition, each of Buyers has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyers of this Agreement and any other Transaction Document to which either or both Buyers is a party, the performance by Buyers of their obligations hereunder and thereunder and the consummation by Buyers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyers, with the exception of the Stock Condition. This Agreement has been duly executed and delivered by Buyers, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyers enforceable against Buyers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. When each other Transaction Document to which a Buyer is or will be a party has been duly executed and delivered by Buyer(s) (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Buyer(s) party thereto, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.03. No Conflicts; Consents. The execution, delivery and performance by Buyers of this Agreement and the other Transaction Documents to which either or both of them is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with the exception of the Stock Condition (which must be satisfied prior to the Closing Date): (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyers; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyers; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which a Buyer is a party. Except for the need to satisfy the Stock Condition, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyers in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

24

Section 5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyers.

Section 5.05. Legal Proceedings. There are no Actions pending or, to Buyers’ knowledge, threatened against or by either Buyer or any Affiliate of either Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06. 1934 Act Reports. Xenetic’s 1934 Act Reports are true and correct in all material respects as of the date(s) filed and include all current material information regarding Xenetic and its business, other than those items set forth on Section 5.06 of the Disclosure Schedules.

Section 5.07. Rights of Minority Holders. There no rights of holders of Xenetic securities, whether arising by contract, under the certificate of incorporation or other governance documents or under the laws of the State of Nevada, which would serve as a basis for any claim or action against the Seller or its affiliates as a result of the transactions contemplated hereby.

Article VI

Covenants

Section 6.01. Conduct of Seller Operations Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by either Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct ongoing research and development with respect to the Purchased Assets in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the Purchased Assets. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits presently in place and which will be required for the ownership or contemplated use by Buyers of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of associated with the Purchased Assets when due;

(c) maintain the Purchased Assets in the same condition as they were on the date of this Agreement;

25

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f) perform all of its obligations under all Assigned Contracts;

(g) maintain the Books and Records in accordance with past practice;

(h) continue to maintain the Purchased Assets set forth in Section 4.06(a) of the Disclosure Schedules;

(i) comply in all material respects with all Laws applicable to the Purchased Assets; and

(j) continue to file and pay any fees due for any Purchased Assets.

Section 6.02. Access to Information.

(a) From the date hereof until the Closing, Seller shall (a) afford Buyers and their Representatives full and free access to and the right to inspect all of the Purchased Assets, and any Books and Records, Contracts and other documents and data related to the Purchased Assets; (b) furnish Buyers and their Representatives with such financial, operating and other data and information related to the Purchased Assets as Buyers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyers in their investigation of the Purchased Assets. Any investigation pursuant to this Section 6.02(a) shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of research and development effort associated with the Purchased Assets or any other businesses of Seller. No investigation by Buyers or other information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(b) From the date hereof until the Closing, Buyers shall (a) afford Seller and its Representatives full and free access to and the right to inspect all of the properties, assets (including, but not limited to the Buyer Intellectual Property), premises, Books and Records, Contracts and other documents and data related to the Buyers’ business; (b) furnish Seller and its Representatives with such financial, operating and other data and information related to the Buyers’ business as Seller or any of its Representatives may reasonably request; and (c) instruct the Representatives of Buyers to cooperate with Seller in its investigation of the Buyers’ business. Any investigation pursuant to this Section 6.02(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Buyers’ business. No investigation by Seller or other information received by Seller shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyers in this Agreement.

Section 6.03. Notice of Certain Events.

26

(a) From the date hereof until the Closing, Seller shall promptly notify Buyers in writing of:

(i) any fact, circumstance, event or action, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other written communication from any Governmental Authority in connection with the Purchased Assets and any transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against Parent or Seller relating to the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.09 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyers’ receipt of information pursuant to this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

(c) From the date hereof until the Closing, Buyers shall promptly notify Seller in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the assets (including Buyer Intellectual Property) and any transactions contemplated by this Agreement; and

27

(iv) any Actions commenced or, to Buyers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Buyers’ business or the Buyers’ assets or properties that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(d) Seller’s receipt of information pursuant to this Section 6.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyers in this Agreement (including Section 8.03 and Section 9.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.04. Employees and Employee Benefits

(a) In the event that the Transition Services and Resupply Agreement is not entered into, commencing on the Closing Date either of Buyers, at their sole discretion, may retain as an independent contractor or offer employment, on an “at will” (or other) basis, to Srdjan Gavrilovic, an employee of Seller who provides services to Seller related to the Purchased Assets (Buyers may also elect not to engage or employ Srdjan Gavrilovic pursuant to this sentence). Either Buyer shall notify Seller (at least two Business Days prior to the Closing Date) if it desires to retain or offer employment to Srdjan Gavrilovic, and Seller shall terminate his employment on the Closing Date. In the event that such termination results in severance pay being owed, Buyer shall be responsible for such amounts.

(b) Except as expressly set forth above, Seller shall be solely responsible, and Buyers shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller or its Affiliates with respect to the Purchased Assets, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants performing work with respect to the Purchased Assets or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants performing work with respect to the Purchased Assets which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Each employee of Seller who have performed work with respect to the Purchased Assets and who becomes employed by a Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Seller prior to the Closing Date. Buyers will provide benefits equal to those received from Seller to each such employee for a minimum of twelve months from the Closing Date.

28

Section 6.05. Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyers in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Seller shall use reasonable best efforts at Buyers’ expense to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.06. Non-competition; Non-solicitation.

(a) For a period of five years commencing on the Closing Date (the “Restricted Period;” (other than with respect to those jurisdictions in which a five-year restrictive period would result in the infringement of anti-competition law which may be punishable as a criminal offense, in which case the Restricted Period for such jurisdiction shall be limited to three years from the Closing Date)), other than as contemplated by the Transition Services and Resupply Agreement, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause or knowingly induce or encourage any material supplier or licensor of the technology, goods or services associated with the Purchased Assets, or any other Person who has a material business relationship with the research and development activities associated with the Purchased Assets, to terminate or modify any such actual or prospective relationship or lessen the amount of business they do with either Buyer (or its Affiliates) with respect to such Buyer’s (or its Affiliates’) use of the Purchased Assets. Notwithstanding the foregoing, Seller may own, directly or indirectly: (i) capital stock of Xenetic; and (ii) solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 10% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by either Buyer pursuant to Section 6.04(a) or is or was employed by either Buyer or its Affiliates with respect to activities associated with the Purchased Assets during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.06(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by a Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

29

(c) Seller acknowledges that a breach or threatened breach of this Section 6.06 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.06 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.07. Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Further, following the execution of this Agreement (upon the request of Buyer), Kevelt will cooperate with Buyer to transfer to Buyer all United States orphan designations of Virexxa (including, but not limited to, treatment of progesterone receptor negative endometrial cancer in conjunction with progesterone therapy, under the generic name Cridanimod), including, but not limited to, assisting Buyer with the preparation of any filings necessary to effectuate such transfer and providing writing consent to such transfer.

30

(b) Seller and Buyers shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 6.07 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyers with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.07 shall require, or be construed to require, Buyers or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyers or any of their Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyers of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

31

Section 6.08. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyers shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyers after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Purchased Assets for periods prior to the Closing; and

(ii) upon reasonable notice, afford either Buyer’s Representatives reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyers nor Seller shall be obligated to provide the other party or parties with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09. Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.10. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be paid equally by Seller and Buyer when due. Seller shall, at its own expense and subject to Buyer approval of the preparation thereof, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyers shall cooperate with respect thereto as necessary).

32

Section 6.12. Capital Raise. Xenetic shall use commercially reasonable efforts to conduct the Capital Raise and, if the Capital Raise is a public offering, Xenetic will prepare and file a registration statement on Form S-1 (or any successor form) no later than 15 days following the Closing Date with respect to the Capital Raise (or such later date as deemed advisable by the underwriter of the Capital Raise); provided, however, in the event Xenetic reasonably determines that an audit of the activities associated with the Purchased Assets is required to be performed by a registered public account firm pursuant to U.S. federal securities laws in connection with any such registration statement or Xenetic’s reporting obligations, the Form S-1 shall be filed no later than 15 days following completion of the audit. Seller shall comply with any and all requests of any kind related to the audit and any delay due to Seller’s failure to timely provide any and all responses to auditor’s requests shall result in an extension of time in the performance of any obligations of Buyer under this Agreement that is equivalent to the time of the delay plus 30 days. Xenetic shall work diligently to obtain effectiveness of such registration statement, if a public offering, and conduct the Capital Raise as soon as reasonably practicable after effectiveness thereof or otherwise in the case of a private placement. Seller shall timely provide to Buyers all information reasonably requested by either Buyer with respect to Virexxa, Seller and Seller’s Affiliates necessary for Xenetic to file such registration statement or prepare such offering documents as may be needed in a private placement (including, any information necessary to complete an audit of Seller and/or the activities associated with the Purchased Assets if so required, and any other information regarding Seller or its Affiliates or the Purchased Assets that is required for inclusion in any registration statement in the event that the Capital Raise is a public offering). Parent or its designees shall purchase in the Capital Raise, or in a private placement concurrent with the Capital Raise in the event of a public offering, such number of shares of Xenetic’s common stock equal to the Additional Purchase Amount. After March 31, 2016, in the event Xenetic has been unable, despite using commercially reasonable efforts to do so, to cause the listing of its common stock on a U.S. national stock exchange or on any NASDAQ market tier or any NYSE market tier (including NYSE MKT) (as contemplated by Section 6.15) then, in lieu of the requirements of the immediately preceding sentence, Parent shall loan to Xenetic an amount up to the Additional Purchase Amount at such times and in such increments as requested by Xenetic upon five (5) Business Day written notice (each such loan, a “Further Loan”). Each such Further Loan shall be evidenced by an amendment to the Additional Convertible Note (or an additional note which will be considered included in the term Additional Convertible Note) to reflect a corresponding increase the then-outstanding principal balance thereof.

33

Further, at or prior to the close of business on the last business day immediately preceding the date of initial closing of the Capital Raise (the “Measurement Date”), Parent shall convert the Revised Current Convertible Note and Additional Convertible Note to shares of Xenetic’s common stock in accordance with the conversion terms contained therein, and shall exercise the Current Warrant and Additional Warrant on a cashless exercise basis in accordance with their terms in the event that the stock price of Xenetic Common Stock as of the Measurement Date is above the exercise price on the Current Warrant and the Additional Warrant. In the event that immediately prior to the initial closing of the Capital Raise (should it occur), Parent together with its Affiliates own in the aggregate less than 72% of the outstanding shares of common stock of Xenetic, as determined in accordance with the procedure below, as of the Measurement Date, then as of the date of the initial closing of the Capital Raise Xenetic will issue to Parent additional shares of common stock of Xenetic (the “New Parent Shares”). In making such computation for the number of New Parent Shares, the percentage of Xenetic shares held on the Measurement Date shall be determined by computing first, the “Parent Ownership Amount,” which is the number of shares of Xenetic common stock held by any of Parent and its Affiliates as of the Measurement Date plus the number of shares of Xenetic common stock issuable to Parent pursuant to its undertaking to purchase the Additional Purchase Amount in the Capital Raise plus the shares of Xenetic common stock issuable to the Parent and its Affiliates with respect to stock options and warrants issued by Xenetic that are “vested and in the money”. For the avoidance of doubt, the Inventor Shares shall not be included in the calculation of either the Parent Ownership Amount or the Xenetic Outstanding Stock. The “Outstanding Xenetic Stock” is the sum of (I) the Parent Ownership Amount, plus (II) the sum of the following as of the Measurement Date: (a) all issued and outstanding shares of common stock of Xenetic other than those included in: (i) the Parent Ownership Amount; and (ii) the amount of the Inventors’ Shares (i.e. 11,000,000 shares); plus (b) all shares of common stock of Xenetic issuable to Scott Maguire and Flagship Consulting, Inc. with respect to their accrued, unpaid base compensation; plus (c) the number of shares of Xenetic common stock issuable (and not covered in (a) or (b) immediately above) with respect to all other convertible notes, stock options and warrants issued by Xenetic that are “vested and in the money” (i.e., the exercise or conversion price is at a price per share below the per share price of the stock being sold at the initial closing of the Capital Raise and relates to the vested portion only).

In the event that the quotient of the Parent Ownership Amount divided by the Outstanding Xenetic Stock is less than 72%, then Xenetic, as of the initial closing of the Capital Raise, Xenetic agrees to issue to Parent the New Parent Shares. Where the New Parent Shares is equal to “N” and “N” is calculated as follows:

N = (0.72* Y / 0.28) – (Z / 0.28)

In the foregoing computation “Y” is equal to the Xenetic Outstanding Stock and “Z” is equal to the Parent Ownership Amount.

Effective as of` the date of funding of the Initial Funding Tranche, Xenetic shall provide to each of Scott Maguire and Flagship Consulting, Inc. the right to convert all of their accrued, unpaid compensation to common stock of Xenetic as of the date hereof and hereafter accruing through the Outside Date (the “Deferred Salary”) on pro rata terms to the conversion rights with respect to the Additional Convertible Note and shall provide for accrued interest with respect to the Deferred Salary from the dates of accrual (from time to time) at the same rate of interest as is applicable to the Additional Convertible Note (which shall also be convertible), with all such Deferred Salary coming due on the Outside Date.

Section 6.13. Additional Loan Amount(a) . (i) Within five (5) Business Days following the issuance of the Inventors’ Shares, Parent shall loan to Xenetic $1.5 million (the “Initial Funding Tranche”) and Xenetic shall issue to Seller the Additional Convertible Note and the Additional Warrant; (ii) within five (5) Business Days of written notice from Xenetic to Parent (provided such notice shall be delivered on or after December 1, 2015) but no later than December 31, 2015, Parent shall have loaned to Xenetic an additional $1 million which loan shall be evidenced by an amendment to the Additional Convertible Note (or an additional note which will be considered included in the term Additional Convertible Note) to reflect a corresponding increase the then-outstanding principal balance thereof and shall be governed by the terms thereof; and (iii) within five (5) Business Days of written notice from Xenetic to Parent (provided such notice shall be delivered on or after February 1, 2016) but no later than February 28, 2016, Parent shall have loaned to Xenetic an additional $1 million which loan shall be evidenced by a further amendment to the Additional Convertible Note (or an additional note which will be considered included in the term Additional Convertible Note) to reflect a corresponding increase the then-outstanding principal balance thereof and shall be governed by the terms thereof (with the amounts loaned pursuant to (i)-(iv) of this Section 6.13 being referred to as the “Additional Loan Amount”).

34

Section 6.14. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.15. Listing. Xenetic shall use commercially reasonable efforts to cause the listing of Xenetic’s common stock on a U.S. national stock exchange or on any NASDAQ market tier or any NYSE market tier (including NYSE MKT) as soon as practicable following the initial closing of the Capital Raise, and to that end Seller agrees to cause all of its Affiliates holding Xenetic’s common stock to vote in favor of such corporate actions of Xenetic as necessary to effect such listing.

Section 6.16. Securities Restrictions. Until the earliest to occur of the initial closing of the Capital Raise or March 31, 2016 Xenetic shall not, other than pursuant to its obligations under this Agreement: (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Xenetic common stock or any securities convertible into or exercisable or exchangeable for shares of Xenetic’s common stock, or file any registration statement under the Securities Act with respect to any of the foregoing; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of Xenetic’s common stock, whether any such swap or transaction described in (i) or (ii) is to be settled by delivery of shares of Xenetic’s common stock or such other securities, in cash or otherwise; provided, however, the restrictions in this Section 6.15 shall not apply to: (a) Xenetic raising up to $1 million in working capital prior to the initial closing of the Capital Raise; or (b) the issuance of stock options authorized for issuance by Buyer at its August 27, 2015 board of directors meeting, or the issuance of common stock upon the exercise of any existing stock options or warrants outstanding as of the date of this Agreement or otherwise contemplated to be issued pursuant to the terms of this Agreement.

35

Section 6.17. Shareholder Approval. Xenetic shall use its best efforts to obtain any necessary approval by its shareholders in connection with the transactions contemplated by this Agreement. Parent agrees to vote all of its shares of Xenetic common stock and to cause all of its controlled Affiliates to vote their shares of Xenetic common stock in favor of an amendment to Xenetic’s Articles of Incorporation to authorize the issuance of up to 1.5 billion shares of common stock and in favor of any reverse stock split proposed by Buyer in order to seek to obtain listing of its common stock on NASDAQ or NYSE MKT.

Section 6.18. Additional Transactions. Following the Capital Raise, Parent intends to create NewCo and, at the written request of Parent, Xenetic and Parent shall undertake the transactions shown in Annex A hereto in a commercially reasonable time frame; provided, however, Parent agrees to be responsible for all costs and expenses incurred by Xenetic in the undertaking of the transactions contemplated by Annex A (including, but not limited to, any regulatory or audit costs and fees associated therewith). To the extent Parent fails to timely pay all such costs and expenses, Xenetic may pay such amounts and then offset such payments against amounts due and owing under the Additional Convertible Note (which, for the avoidance of doubt, shall not constitute a breach of the “Use of Proceeds” requirements set forth in Section 4.9 of the Securities Purchase Agreement). Xenetic agrees that following the creation of NewCo, Xenetic will issue shares of Xenetic on a 1:1 basis (1 new issued share for 1 share of Xenetic owned by NewCo) to holders of NewCo in exchange for all outstanding shares of NewCo (which exchange may occur pursuant to one or more agreements with shareholders of Newco).

Section 6.19. Conduct of Buyer Operations Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Buyers shall (x) conduct the Buyers’ business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact their current organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having relationships with the Buyers’ business. Without limiting the foregoing, from the date hereof until the Closing Date, Buyers shall:

(a) preserve and maintain all Permits required for the conduct of the Buyers’ business as currently conducted or the ownership and use of the Buyers’ assets and properties;

(b) maintain the Buyers’ properties and assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(c) continue in full force and effect without modification all Buyer Insurance Policies, except as required by applicable Law;

(d) defend and protect the Buyers’ properties and assets from infringement or usurpation;

36

(e) perform all of its obligations under all Buyer Material Contracts;

(f) maintain the Books and Records in accordance with past practice;

(g) continue to maintain all Buyer Intellectual Property set forth in Section 5.09(a) of the Disclosure Schedules;

(h) continue to file and pay any fees due for any Buyer Intellectual Property; and

(i) comply in all material respects with all Laws applicable to the conduct of the Buyers’ business or the ownership and use of the Buyers’ assets and properties.

Article VII

Conditions to closing

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions and the satisfaction of the closing conditions set forth in Section 7.02 below (except to the extent waived by Buyers) and the satisfaction of the closing conditions set forth in Section 7.03 below (except to the extent waived by Seller), as promptly as practicable following the satisfaction of the conditions set forth below (or waiver by the party in whose favor the closing conditions are made):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller and/or Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyers and Seller, and no such consent, authorization, order and approval shall have been revoked; provided however, that any consent, authorization, order or approval that cannot reasonably be determined to have a Material Adverse Effect on a party (as determined in the good faith discretion by the party for whose benefit such consent, authorization, order or approval runs) shall not be required as a condition precedent to Closing.

(c) The Stock Condition shall have been satisfied by way of a shareholders meeting to be held on or before February 28, 2016 by Xenetic. Parent agrees to vote all of its shares of Xenetic common stock and to cause all of its Affiliates to vote their shares of Xenetic common stock in favor of an amendment to Xenetic’s Articles of Incorporation to authorize the issuance of up to 1.5 billion shares of common stock (or such other amount as is proposed by Xenetic at its next stockholders meeting) and in favor of any reverse stock split proposed by Xenetic in order to seek to obtain listing of its common stock on NASDAQ or NYSE MKT.

37

(d) Xenetic and Parent shall have amended and restated the Original Convertible Note and Original Warrant in the form attached hereto as the New Original Convertible Note and Warrant.

Section 7.02. Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver (by Xenetic acting on behalf of Buyers), at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller or Parent contained in Section 4.01, Section 4.02, and Section 4.13, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller or Parent contained in Section 4.01, Section 4.02 and Section 4.13 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Each of Seller and Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyers, Seller or Parent, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyers at or prior to the Closing, provided however, that any approval, consent or waiver that cannot reasonably be determined to have a Material Adverse Effect on a party (as determined in the good faith discretion of the party for whose benefit such approval, consent or waiver runs)

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

38

(f) Seller and Parent shall have delivered to Buyers duly executed counterparts to the Transaction Documents (other than this Agreement) to which it is a party and such other documents and deliveries set forth in Section 3.02(a).

(g) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyers written evidence, in form satisfactory to Buyers in their sole discretion, of the release of any such Encumbrances.

(h) Buyers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied and that all Permits necessary for Seller to continue to operate under the Seller Retained Contracts remain in force and effect (the “Seller Closing Certificate”).

(i) Buyers shall have received a certificate of the Chief Executive Officer or a Director of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j) Buyers shall have received a certificate of the Chief Executive Officer or a Director of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k) Seller shall have delivered to Buyers such other documents or instruments as Buyers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03. Conditions to Obligations of Seller and Parent. The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

39

(b) Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) Buyers shall have delivered to Seller or Parent (as applicable) duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Xenetic shall have appointed Dr. Curtis Lockshin as Chief Operating Officer of Xenetic.

(j) Xenetic shall have issued to Parent the shares referenced in Section 2.05(a).

40

(k) Buyers shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII

Indemnification

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 5.01, Section 5.02 and Section 5.04 shall survive until five (5) years from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02. Indemnification by Seller and Parent. Subject to the other terms and conditions of this Article VIII, each of Seller and Parent shall, jointly and severally, indemnify and defend each of Buyers and their Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any of the other Transaction Documents;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e) with respect to the Intellectual Property Registrations jointly owned by Seller and Buyers, any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Buyers) conducted, existing or arising on or after the Closing Date.

41

Section 8.03. Indemnification By Buyers. Subject to the other terms and conditions of this Article VIII, Buyers shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement or any of the other Transaction Documents;

(c) any Assumed Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyers or any of their Affiliates conducted, existing or arising on or prior to the Closing Date; or

(e) with respect to the Intellectual Property Registrations jointly owned by Seller and Buyers, any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyers or any of its Affiliates (other than the Seller or Parent) conducted, existing or arising on or after the Closing Date

Section 8.04. Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02. Section 4.05 and Section 4.06 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $100,000, in which event Seller shall be required to pay or be liable for all such Losses from the first dollar after $100,000.

(b) Buyers shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02 and Section 5.04 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $100,000, in which event Buyers shall be required to pay or be liable for all such Losses from the first dollar after $100,000.

42

(c) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) Notwithstanding anything to the contrary, in no event shall Seller and Parent, on the one hand, or Buyers, on the other hand be liable under this Article VIII for Losses exceeding $4,000,000.

Section 8.05. Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, upon prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld), subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

43

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

44

(d) Cooperation, Mitigation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder. Each Party shall be obligated to use reasonable good faith efforts to take actions which would mitigate the liability of an Indemnifying Party, to the extent that such mitigation efforts will not require it to expend in excess of $25,000.

Section 8.06. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Further, the Buyer Indemnitees may, in their sole discretion offset any agreed-to Loss against amounts due and owing under the Additional Convertible Note. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the prime rate of interest as announced by Bank of America (or any successor entity) on the last day of such 15 Business Day period. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

45

Section 8.09. Exclusive Remedies. Subject to Section 6.06 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Article IX

Termination

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyers;

(b) by Buyers by written notice to Seller if:

(i) Buyers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within 15 days of Seller’s receipt of written notice of such breach from Buyers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2016 unless such failure shall be due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller or Parent by written notice to Buyers if:

(i) Neither Seller nor Parent is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by one or more of Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the applicable Buyers within ten days of their receipt of written notice of such breach from Seller; or

46

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2016 unless such failure shall be due to the failure of Seller or Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyers or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 6.05 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X

Miscellaneous

Section 10.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

47

If to Seller:	AS Kevelt Teaduspargi 3/1, 12618, Tallinn, Estonia, E-mail a.ahtloo@kevelt.ee Attention: Allan Ahtloo, management board member
Parent:	OJSC Pharmsynthez IT Park, 25 Liter ZH Krasnogo Kursanta, ul. St. Petersburg, Russia 19-7110 Facsimile: 7 (8 12) 329-8089 E-mail: pkruglyakov@pharmsynthez.com Attention: Peter V. Kruglyakov, CEO
with a copy to:	Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Facsimile: (646) 441-9113 Email: eblanchard@cov.com Attention: Eric Blanchard
If to either Buyer:	Attn. Xenetic Biosciences, Inc. 99 Hayden Avenue, Suite 230 Lexington, Mass. 02421 Facsimile: 781-538-4327 E-mail: s.maguire@xeneticbio.com Attention: Scott Maguire, CEO
with a copy to:	Taft, Stettinius & Hollister LLP 111 E. Wacker Drive, Suite 2800 Chicago, IL 60601 Facsimile: 312-275-7569 E-mail: mgoldsmith@taftlaw.com Attention: Mitchell D. Goldsmith, Esq.

Section 10.03. Interpretation, English Version Controls. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. In the event that this Agreement is translated into a language other than English (including but not limited to Russian or Estonian), the English version of this Agreement shall control and be the governing document with respect to any dispute regarding the terms of this Agreement.

48

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.06(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyers may, without the prior written consent of Seller, assign all or any portion of their rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08. No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

49

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Massachusetts.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MASSACHUSETTS IN EACH CASE LOCATED IN THE CITY OF BOSTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

50

Section 10.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

51

SELLER: AS KEVELT
By__________________________________ Name: Title:

PARENT: OJSC PHARMSYNTHEZ
By__________________________________ Name: Title:
BUYERS: XENETIC BIOSCIENCES, INC.
By /s/ M. Scott Maguire Name: M. Scott Maguire Title: Chief Executive Officer LIPOXEN TECHNOLOGIES, INC. By ____________________________ Name: M. Scott Maguire Title: Chief Executive Officer

52

ANNEX A

Step 1: Creation of and Transfer of Securities to NewCo

Step 2: NewCo Spin-off

Step 3: Xenetic Exchanges Shares for Shares of NewCo